John Harris

Peninsula Holdings Ltd.

14 May 2012

To: The Board of Directors

Vantage Health (INC. USA)

Dear Sir

RE: WITHDRAWAL OF LETTER OF RESIGNATION AND ALLEGATIONS

I refer to my Notice of Resignation dated 4 May 2012.

I unconditionally withdraw the above Letter of Resignation and withdraw each and every allegation made therein concerning Vantage Health and/or any Directors thereof, Including Lisa Ramakrishnan.

In particular I acknowledge that neither Vantage Health nor Lisa Ramakrishnan have ever to my knowledge committed any act of bribery or corruption. I also acknowledge that I have made further allegations against Lisa Ramakrishnan and/or Vantage Health that are hurtful, speculative and/or untrue. I acknowledge that they are entitled to obtain a court interdict/injunction to prevent Peninsula Holding or myself from publishing such allegations again.

Peninsula Holdings Ltd and I undertake to never repeat such allegations to anyone, in any way, in any form or medium.

I make this statement freely and voluntarily and of my own volition without threat or inducement,

Sincerely

/s/ John Harris

Mr. John Harris

Peninsula Holding Ltd.

Signed before me

/s/ Graham Barry Norman Scobl

Graham Barry Norman Scobl

Commissioner of Oath

Practising Attorney, Conveyancer

& Notary Public

74 Shortmarket Street

Cape Town